UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): [November 15, 2019]

BorrowMoney.com, Inc.

(Exact name of registrant as specified in its charter)

Florida	333-208854	65-0981503
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

512 Bayshore Drive

FT. Lauderdale, Florida 33304

(Address of Principal Executive Offices) (Zip Code)

1-212-265-2525

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act. [  ]

Item 4.01 Changes In Registrant’s Certifying Accountant

(a) Previous Independent Accounting Firm

On November 8, 2019, MaloneBailey, LLP (“MLB”) resigned as the independent auditing firm for BorrowMoney.com,Inc. (“we,” “our,” “us,” or the “company”).

The reports of MLB on the Company’s financial statements for the two most recent fiscal years did not contain an adverse opinion but did express and raise substantial doubt about the Company’s ability to continue as a going concern.

During the most recent audit of August 31, 2019, MLB was unable to rely on evidence obtained for revenue testing of the 2019 fiscal year and through the date of their resignation. Further, MLB believes the financial statements for the quarters ended November 30, 2018, February 28, 2019 and May 31, 2019 (“2019 Quarterly Reports”), are materially misstated by revenue being overstated and loans from related parties being understated as identified and disclosed by the Company in item 4.02 below. MLB was provided no evidence and was not requested to perform any procedures with respect to the item 4.02 disclosure below. As soon as a new independent auditing firm is retained, the Company intends to restate the 2019 Quarterly Reports.

(b) New Independent Auditing Firm

The Company does not currently have an independent auditing firm but is engaged in acquiring a new independent registered public accountant.

Item 4.02 Non-Reliance on Previously Issued /financial Statements or a Related Audit Report or Completed Interim Review.

The Board of Directors has determined as of November 8, 2019, as per the statement of the Company’s independent registered public accountant, that the quarterly financial statements of the Company for the year ended August 31, 2019 (“Relevant Period”) cannot be relied on as a result of problems encountered with revenue testing of the Company. The Company represents that sales of leads and other information products occurred through its Company website and portal during the Relevant Period. The customers acquired the purchased information and services electronically during the Relevant Period; however, the Company’s payment processing system and procedures were deficient in collecting the sales proceeds. The Company acknowledges that although sales occurred during the final year ended August 31, 2019, as is reflected in the quarterly statements ended November 30, 2018, February 28, 2019, and May 31, 2019 (“Quarterly Reports”), the contemplated sales revenue should have been classified as accounts receivable for each 2019 Quarterly Report. Instead the Company’s financial statements listed these unpaid sales of data as income for the relevant period on the 2019 Quarterly Reports. The monies received by the Company that are reflected on the 2019 Quarterly Reports are funds received from a related party loan from the Company’s President (“Related Party Loan”).

Although the management and sales of leads had been assigned to a different director, The Company’s President felt responsible for the disruption and payments by the customers and also believed that customer relations could be severely impacted by taking aggressive tactics to collect from customers where, through no fault of the customers, they could not make payments to the Company. In an effort to mitigate further damage to customer relationships, the Company’s president paid on behalf of the customers the monies that he could reasonably determine were due during the Relevant Period with the understanding from the Company that in the event funds are received for these prior sales, he would be reimbursed. The Company did not list these funds as Related Party Loan which the Company now acknowledges was a mistake. No payments from these accounts receivable have been received or been credited to the Company. And, in order to keep the relationships with customers intact, the Company’s Directors have chosen not to pursue collection efforts.

The Company acknowledges its misstatements in the financial reports contained in the 2019 Quarterly Reports by not classifying the reported income under accounts receivable. As soon as a new independent auditing firm is retained, the Company intends to restate the quarterly statements for the 2019 period. As a result of the Company’s misstatements, revenue was overstated in the amount of $51,417.00 and related party loans were understated in the amount of $ 51,417.00

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On 11/09/2019 Michael Annese resigned as director of Company. Michael Annese’s decision to resign was not the result of any disagreement with the Company. The Company thanks Mr. Annese for his service and contributions to the Company.

The Company has not yet filled the empty directorship and has not begun to seek candidates for the vacant position.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BORROWMONEY.COM

By	/s/ Aldo Piscitello
Name:	Aldo Piscitello
Title:	President

Date: November 15, 2019